Exhibit 99
Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, IL 60154
N E W S   R E L E A S E

FOR RELEASE:	CONTACT:

July 25, 2006, 5:30 AM ET	Investor: Dave Prichard, (708) 551-2592
Media: Mark Lindley, (708) 551-2602
CORN PRODUCTS INTERNATIONAL REPORTS 14 PERCENT INCREASE IN
2006 SECOND QUARTER DILUTED EPS TO 40 CENTS, REITERATES FULL-YEAR
EPS GROWTH OUTLOOK OF 16 TO 24 PERCENT OVER 2005 EPS OF $1.19
     WESTCHESTER, Ill., July 25, 2006 — Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported a 14 percent increase in net income to $30 million, or $0.40 per diluted share, for the second quarter ended June 30, 2006, compared with net income of $26 million, or $0.35 per diluted share, a year ago.
     2006 second-quarter net sales improved 8 percent to $645 million, a record quarterly level, versus $596 million in the prior-year period. Higher volumes, favorable currency translations and improved price/product mix contributed to the net sales growth.
     Gross profit in the second quarter grew 16 percent to $104.5 million, resulting in a 100-basis point expansion of gross margins to 16 percent. As anticipated, gross corn costs were favorable, co-product credits were lower, and energy costs were higher than a year ago. Operating income of $57 million rose 10 percent from $52 million last year. The principal factor for the Company’s improved second quarter performance was the North American region, which recorded operating margins of 9 percent versus 6 percent in the second quarter of 2005.
     Higher operating expenses were due primarily to variable incentive compensation, including the cost of stock option expensing. Net financing costs were lower than last year.
—more—

Corn Products International — Page 2
     “Our solid second quarter performance gives us more confidence that 2006 should be a record year,” said Sam Scott, chairman, president and chief executive officer of Corn Products International. “We’re pleased with the improving profitability in our North American region. Our South America business still suffered from cost and pricing pressures in Brazil and Argentina, but we see these conditions beginning to improve in the second half. Asia/Africa performed as expected.”
Regional Business Segment Performance
     Regional results for the quarter ended June 30, 2006 were as follows:
North America
Net sales of $398 million grew 9 percent versus $366 million in 2005, driven largely by improved price/product mix, as well as favorable volumes and local currency. Operating income jumped 79 percent to $37 million. All three country businesses posted stronger results.
South America
Volume growth of 10.4 percent and regional currency appreciation, partially offset by a 6.0 percent decline in price/product mix, contributed to a 9 percent increase in net sales to $156 million. Operating income fell 25 percent to $17 million from lower Brazil and Argentina results. As in the first quarter, Brazil’s price/product mix decline was caused by the various factors that restricted pricing flexibility. Higher net corn and energy costs continued to impact Argentina’s operating income.
Asia/Africa
This division posted a 4 percent increase in net sales to $91 million. Currency appreciation, primarily the South Korean won, and higher volumes more than offset reduced price/product mix. Operating income of $15 million compared with $16 million last year. A soft economy continued to affect South Korea’s performance, with weak consumer demand for food and beverage products. The rest of the region performed well, led by strong results in Pakistan.
—more—

Corn Products International — Page 3
2006 First Half Results
     For the first six months of 2006, the Company reported net income of $54 million, or $0.71 per diluted share, compared with net income of $43 million, or $0.56 per diluted share last year. Significantly improved North American results more than offset a decline in South America’s performance and higher corporate operating expenses. Net sales of $1.26 billion grew 8 percent as all three geographic segments posted increases. The Company’s effective tax rate for the first half of 2006 was 37.8 percent versus 34.5 percent in 2005.
Balance Sheet and Cash Flow
     Total debt to capital at June 30, 2006 was 27 percent versus 28 percent a year ago. Net debt (total debt minus cash) was $468 million at June 30, 2006 compared with $424 million at June 30, 2005.
     During the second quarter, the Company repurchased 862,800 shares of its common stock at an average price of $26.90 per share, for a total cost of approximately $23.2 million.
Outlook
     “We continue to anticipate a 16 to 24 percent increase in diluted EPS in 2006 over $1.19 in 2005,” said Scott. “Since we expect a stronger second half, the improvement will likely be near the high end of this range. Regarding the Argo coal boiler project, we still believe we are substantially on track to have the new boiler up and running by the end of September. We plan to firm up our 2006 EPS guidance when we release third quarter results in the latter part of October.
     “Our North American region should account for substantially all of the 2006 improvement as we still see lower South American results for reasons previously described,” Scott said. “However, conditions in Brazil appear to be bottoming and should gradually ease in the second half. Asia/Africa is on course for steady results in 2006.”
—more—

Corn Products International — Page 4
     On another matter, the Company indicated that a hearing on its NAFTA claim against Mexico relating to the discriminatory tax on beverages sweetened with high fructose corn syrup (HFCS) was held during the week of July 10 to determine whether Mexico has state responsibility with respect to the Company’s claim for damages. Although the timing of a decision by the NAFTA Tribunal on the issue of state responsibility is not known, no decision is expected for some time.
Conference Call and Webcast
     Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Sam Scott, chairman, president and chief executive officer, and Cheryl Beebe, vice president and chief financial officer.
     The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.
     Individuals without Internet access may listen to the live conference call by dialing 719.457.2630. A replay of the audio call will be available through Friday, August 4 by calling 719.457.0820 and using passcode 4910199.
About the Company
     Marking its 100th anniversary in 2006, Corn Products International is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company, headquartered in Westchester, Ill., is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2005, Corn Products International reported net sales of $2.36 billion with operations in 15 countries at 33 plants, including wholly owned businesses, affiliates and alliances. For more information, visit www.cornproducts.com.
—more—

Corn Products International — Page 5
Forward-Looking Statement
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends these forward looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operation, including management’s plans or strategies and objectives therefor and any assumptions underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.” These statements are subject to certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; fluctuations in the value of local currencies, energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; boiler reliability; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism; stock market fluctuation and volatility; and our ability to maintain sales levels of HFCS in Mexico. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these risks, see Risk Factors included in our Annual Report on Form 10-K for the year ended December 31, 2005 and subsequent reports on Forms 10-Q or 8-K. This news release also may contain references to the Company’s long term objectives and goals or targets with respect to certain metrics. These objectives, goals and targets are used as a motivational and management tool and are indicative of the Company’s long term aspirations only, and they are not intended to constitute, nor should they be interpreted as, an estimate, projection, forecast or prediction of the Company’s future performance.
# # #

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Income
(Unaudited)

(In millions, except per share amounts)
	Three Months Ended		Change %	Six Months Ended		Change %
	June 30,			June 30,
	2006	2005		2006	2005
Net sales before shipping and handling costs	$701.0	$646.9	8%	$1,366.8	$1,260.3	8%
Less: shipping and handling costs	56.1	50.7	11%	107.1	97.5	10%

Net sales	644.9	596.2	8%	1,259.7	1,162.8	8%
Cost of sales	540.4	506.0	7%	1,062.4	1,000.1	6%

Gross profit	104.5	90.2	16%	197.3	162.7	21%

Operating expenses	49.4	39.6	25%	97.2	79.0	23%
Other income, net	2.0	1.2	67%	3.2	3.5	-9%

Operating income	57.1	51.8	10%	103.3	87.2	18%
Financing costs, net	7.6	9.5	-20%	14.2	19.0	-25%

Income before income taxes	49.5	42.3	17%	89.1	68.2	31%
Provision for income taxes	18.3	14.8		33.7	23.5

	31.2	27.5	13%	55.4	44.7	24%

Minority interest in earnings	1.1	1.0	10%	1.9	1.7	12%

Net income	$30.1	$26.5	14%	$53.5	$43.0	24%

Weighted average common shares outstanding:
Basic	73.9	75.2		74.0	75.1
Diluted	75.3	76.0		75.4	76.3

Earnings per common share:
Basic	$0.41	$0.35	17%	$0.72	$0.57	26%
Diluted	$0.40	$0.35	14%	$0.71	$0.56	27%

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	June 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$57	$116
Accounts receivable — net	292	287
Inventories	294	258
Prepaid expenses	15	11
Deferred income tax assets	11	13

Total current assets	$669	$685

Property, plant and equipment — net	$1,311	$1,274
Goodwill and other intangible assets	371	359
Deferred income tax assets	2	3
Investments	11	11
Other assets	57	57

Total assets	$2,421	$2,389

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$71	$57
Deferred income taxes	1	1
Accounts payable and accrued liabilities	360	366

Total current liabilities	$432	$424

Non-current liabilities	106	110
Long-term debt	454	471
Deferred income taxes	130	128
Minority interest in subsidiaries	17	17
Redeemable common stock (1,227,000 shares issued and outstanding at June 30, 2006 and December 31, 2005) stated at redemption value	34	29
Stockholders’ equity
Preferred stock — authorized 25,000,000 shares $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares $0.01 par value — 74,092,774 issued at June 30, 2006 and December 31, 2005	1	1
Additional paid-in capital	1,063	1,068
Less: Treasury stock (common stock; 1,951,581 and 1,528,724 shares at June 30, 2006 and December 31, 2005, respectively) at cost	(49)	(36)
Deferred compensation — restricted stock	—	(1)
Accumulated other comprehensive loss	(238)	(251)
Retained earnings	471	429

Total stockholders’ equity	1,248	1,210

Total liabilities and equity	$2,421	$2,389

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months Ended
	June 30,
(In millions)	2006	2005

Cash provided by operating activities:
Net income	$54	$43
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	55	52
Increase (decrease) in trade working capital	(66)	17
Other	8	1

Cash provided by operating activities	51	113

Cash used for investing activities:
Capital expenditures, net of proceeds on disposal	(76)	(54)
Payments for acquisitions	—	(5)
Other	1	—

Cash used for investing activities	(75)	(59)

Cash used for financing activities:
Payments on borrowings, net	(7)	(27)
Issuance (repurchase) of common stock, net	(17)	2
Dividends paid	(13)	(12)

Cash used for financing activities	(37)	(37)

Effect of foreign exchange rate changes on cash	2	1

Increase (decrease) in cash and cash equivalents	(59)	18
Cash and cash equivalents, beginning of period	116	101

Cash and cash equivalents, end of period	$57	$119

CORN PRODUCTS INTERNATIONAL, INC.
Supplemental Financial Information
(Unaudited)
(In millions, except per share amounts)
I. Geographic Information of Net Sales and Operating Income

	Three Months Ended			Six Months Ended
	June 30,		Change	June 30,		Change
	2006	2005	%	2006	2005	%
Net sales
North America	$397.9	$366.0	9%	$774.1	$709.6	9%
South America	155.6	142.6	9%	306.6	283.3	8%
Asia/Africa	91.4	87.6	4%	179.0	169.9	5%

Total	$644.9	$596.2	8%	$1,259.7	$1,162.8	8%

Operating income
North America	$36.9	$20.6	79%	$61.3	$23.5	161%
South America	16.6	22.1	-25%	36.3	49.0	-26%
Asia/Africa	15.0	15.7	-4%	28.0	29.2	-4%
Corporate	(11.4)	(6.6)	73%	(22.3)	(14.5)	54%

Total	$57.1	$51.8	10%	$103.3	$87.2	18%

II. Estimated Sources of Diluted Earnings Per Share for the Three and Six Months Ended June 30
The following is a list of the major items that impacted our second quarter and first half results. The amounts are calculated on a net after tax basis and attempt to estimate total business effects.

	Earnings Per Share	Earnings Per Share
	Three	Six
	Months	Months
Diluted Earnings Per Share — June 30, 2005	$0.35	$0.56
Change
Volumes	0.03	0.06
Operating margin	(0.01)	0.04
Foreign currency translation	0.02	0.04
Financing costs	0.02	0.04
Minority interest	—	—
Effective tax rate	(0.01)	(0.04)
Shares outstanding	—	0.01

Net Change	0.05	0.15

Diluted Earnings Per Share — June 30, 2006	$0.40	$0.71

III. Capital expenditures
Capital expenditures, net of proceeds on disposals, for the quarters ended June 30, 2006 and 2005 were $39 million and $34 million, respectively.

IV. Non-GAAP Information
The Company uses certain key metrics to better monitor our progress towards achieving our strategic business objectives. Among these metrics is the Total Debt to Capitalization Percentage, which is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this non-GAAP information provides investors with a meaningful presentation of useful information on a basis consistent with the way in which management monitors and evaluates the Company’s operating performance. The information presented should not be considered in isolation and should not be used as a substitute for our financial results calculated under GAAP. In addition, these non-GAAP amounts are susceptible to varying interpretations and calculations, and the amounts presented below may not be comparable to similarly titled measures of other companies. Our calculations of the Total Debt to Capitalization Percentage at June 30, 2006 and December 31, 2005 are as follows:
Total Debt to Capitalization Percentage

	June 30,	December 31,
(Dollars in millions)	2006	2005

Short-term debt	$71	$57
Long-term debt	454	471

Total debt (a)	$525	$528

Deferred income tax liabilities	130	128
Minority interest in subsidiaries	17	17
Redeemable common stock	34	29
Stockholders’ equity	1,248	1,210

Total capital	$1,429	$1,384

Total debt and capital (b)	$1,954	$1,912

Debt to capitalization percentage (a/b)	26.9%	27.6%